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                                                                   EXHIBIT 10.1

                              Arthur
                              Andersen
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                              BUSINESS CONSULTING
(logo)                        STATEMENT OF WORK
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November 10, 1999

Mr. Albert Rodewald
Managing Director
md2patient
1913 21st Avenue South
Nashville, TN 37212

Dear Albert,

This Statement of Work, including any appendices, schedules, and/or attachments, documents the understanding between Arthur Andersen LLP ("AA") and md2patient ("Client") with respect to certain services to be performed by AA related to Information Technology Architecture Design & Implementation ("Services"). These Services shall be provided under the provisions of this Statement of Work and AA's Business Consulting Standard Business Terms which, together, describe our understanding with respect to the Services.


PROJECT SCOPE AND OBJECTIVES

Client is seeking assistance to develop and implement an Information Technology Architecture. The architecture will support the vision, principles, strategic direction, initiatives, and objectives of the client. AA consultants will conduct the project with assistance from third parties and client management. The objectives of this multi-phased project are:

Phase I

  - Identify a third party to outsource the Oracle application hosting process to.

  - Act as vendor liaison through outsourcing process including hardware/software licensing and purchasing assistance.

  -  Implement the Oracle Web Database System.

  - Implement three Oracle Financial Modules - G/L, A/R & Financial Analysis, including client training.

  - Design, build and implement a custom web-enabled Subscription/Investor Management System. You have asked that this website be functional by the end of the calendar year 1999.

  -  Convert existing investor data into new Oracle-based format.

  -  Project management.

Phase II

  - Design, build and implement a functioning website prototype that concentrates on two physician specialties - orthopedics and urology that are integrated with a main portal site for



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        use by physicians and also includes a functioning prototype of a custom physician homepage linked to the specialty pages. You have asked that we complete this work prior to the end of March 2000.

     -  Project management.

Phase III (Out-of-scope)

     - Ongoing website design and implementation beyond working prototype developed in Phase II shall be addressed through a separate arrangement letter and is therefore not a part of the scope of this engagement.

     -  Project management.


AA SERVICES AND RESPONSIBILITIES

(a) Services to be provided.

     OUTSOURCING VENDOR

     -  We will develop the criteria necessary to select an outsourcing vendor.

     - We will identify several outsourcing vendors that meet the criteria for selection.

     - We will present a summary document to you comparing and contrasting the outsourcing vendors' products and services along with available pricing terms.

     -  We will help you select the vendor of choice.

     -  We will act as vendor liaison and assist you with contract negotiations.

     ORACLE DATABASE AND ORACLE FINANCIAL MODULES

     - We will work with the selected outsourcing vendor to acquire a license to use Oracle Database.

     - We will work with the selected outsourcing vendor to implement the Oracle Database.

     - We will work with the selected outsourcing vendor to acquire a license to use Oracle Financials - G/L, A/R and Financial Analysis Modules.

     - We will work with the selected outsourcing vendor to implement the Oracle Financials.

     - We will assist you with configuring the Oracle Financials to suit your business.

     WEB-ENABLED SUBSCRIPTION MANAGEMENT SYSTEM

     -  We will integrate this tool with the Oracle Database structure.

     -  We will create forms that allow access to the data.

     - We will integrate credit-card processing capabilities within the site to handle the purchasing of subscriptions from interested physicians.

     - We will pre-load it with existing data currently stored in a Goldmine database.

     - We will utilize our Advanced Technology Group to build and implement this tool working with the Experiential Design and Internet Marketing Unit to give the tool a nice look and feel along with good navigation capabilities.

     - We will design/incorporate a new web-enabled marketing presentation to replace the current online PowerPoint presentation.

     FUNCTIONING PHYSICIAN WEBSITE PROTOTYPE INCLUDING CUSTOM PHYSICIAN HOMEPAGE

     - We will design and implement a branded website prototype to be targeted for physician use.


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     -  We will utilize our Advanced Technology Group to build and implement this site working with the Experiential Design and Internet Marketing Unit to give the site a nice look and feel along with good navigation capabilities.

(b)  AA's responsibilities and role.

     - As project managers, we will lead the engagement and deliver the required AA resources on a timely and effective basis.

     -  Accurate and timely communication with client team.

(c)  Acceptance criteria.

     - We will ask you to sign-off on various stages of the project to indicate your acceptance to that point so that further steps may proceed accordingly.

(d)  Exclusions.

     - As mentioned previously, the arrangement does not provide for work related to phase III or ongoing website design and implementation services. These will be contracted through another arrangement letter to be presented at a later time.


CLIENT RESPONSIBILITIES AND PROJECT ASSUMPTIONS

1.  Client Responsibilities

    In connection with AA's provision of the Services, Client will perform the tasks, furnish the personnel, provide the resources, or undertake the responsibilities specified below ("Client Responsibilities").

    -  Provide overall project direction and timely issue resolution.
    - Provide client personnel to assist in completing the work tasks specified in this arrangement.
    - Provide a part-time project sponsor overseeing the effort with decision-making authority as required to resolve most issues in any area that affects this engagement.
    - Provide timely access to documentation/data for any current systems to be converted.
    - Provide appropriate on-site workspace including offices with desks, chairs, phone lines (voice and data), and if necessary, access to client's local area network.

    To the extent that AA's deliverables include surveys, analyses, reports, evaluations, recommendations or other management consulting services, Client shall be responsible for any implementation decisions and for any future action with respect to the matters addressed in the deliverables.

2.  Project Assumptions

    The Services, fees and delivery schedule for this engagement are based upon the following assumptions, representation or information supplied by Client ("Assumptions").


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     -  Experiential Design and Internet Marketing Group ("EDIM")
        output/deliverables will dictate the agreed upon design for use in the building and implementation of the websites/tools.

     - Client will provide necessary investor/marketing/demographic data types and formats to be included in the investor management tool.

     - Client will provide accounting staff to learn and operate financial modules - G/L, A/R and Financial Analysis.

     AA's delivery of the Services and the fees charged are dependent on (i) the Client's timely and effective completion of the Client Responsibilities,
     (ii) the accuracy and completeness of the Assumptions, and (iii) timely decisions and approvals by Client's management. Client shall be responsible for any delays, additional costs, or other liabilities caused by or associated with any deficiencies in the Client Responsibilities and Assumptions.

PROJECT APPROACH, DELIVERY SCHEDULE, STAFFING

1.   Project Approach

     We will kick the project off with a one-day workshop to be held in our Nashville AA office on November 8th, 1999. The purpose of this workshop is to explore/discover what the investor or subscription portion of the client's website will look like and its content/functionality as well as ways to market it to potential physician investors. This workshop has been addressed in a separate arrangement letter signed by you and is the springboard into this engagement.

     The project will be completed in phases with Phase I including the identification and implementation of an outsourcing vendor to host all of the technology resources, implementation of the Oracle back-end and financial modules, and lastly the web-based subscription management tool. Phase I is needed to be completed by the end of the calendar year 1999. Every effort will be made to also have the physician homepage functionality ready by the end of the year.

     Phase II will begin approximately 4 weeks after we begin Phase I and will include the creation of functioning physician website prototype. Similar to the kick off described earlier, phase II will also begin with a two-day Discovery Gallery workshop facilitated by AA's Experiential Design and Internet Marketing Group. This workshop will also be addressed in a separate arrangement letter to be signed by you. We are tentatively planning to facilitate this meeting on Friday and Saturday, December 3rd and 4th, 1999. At the conclusion of this workshop and the delivery of the final report, work will begin on the design and implementation of your website prototype to be completed by the end of the first calendar quarter of the year 2000.

     Phase III which is not in the scope of this agreement shall be addressed in another arrangement letter that will outline AA's role as an ongoing provider of services to client relating to continued and perpetual development/maintenance services of client's website(s).

2.   Staffing

     The following individuals shall be assigned to the engagement. AA may, from time to time, add or re-assign personnel.


     Mark Oshnock        Engagement Partner
     Cary Serif          Engagement Advisor
     Bill Parkey         Engagement Manager

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Joe Sticca          Outsourcing Project Manager
Bill Plummer        ATG Project Manager

BUSINESS ARRANGEMENTS

See Exhibit A for Fees and Expenses.

Our Standard Business Terms are included in the attachment to this letter and are included by reference and, therefore, are made a part of this letter of understanding.

If you agree with the scope, terms, and conditions we have outlined, please sign this letter where indicated below and return a copy to me.

We appreciate the opportunity to be of service to you and look forward to working with you on this challenging project. You can be assured that it will receive our close attention.

Very truly yours,

ARTHUR ANDERSEN LLP

By: /s/ Mark Oshnock
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   Mark Oshnock--Partner


Acknowledged and Accepted:

CLIENT

By:     /s/ Albert Rodewald
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Title:  Executive Vice President
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Date:  11/10/99
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                              Arthur
                              Andersen
------------------------------------
(LOGO)                        BUSINESS CONSULTING
                              STANDARD BUSINESS TERMS
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These Business Consulting Standard Business Terms ("Terms") shall govern the
Services provided by Arthur Andersen LLP ("AA") as set forth in the Statement of Work executed by Client and AA to which these Terms are attached. These Terms, together with the Statement of Work, constitute the entire understanding and agreement between Client and AA with respect to the Services described in the Statement of Work ("Agreement"), supersede all prior oral and written communications, and may be amended, modified or changed (including changes in scope or nature of the Services or fees) only in writing when signed by both parties. If there is a conflict between these Terms and the terms of any Statement of Work, these Terms shall govern.

SECTION 1. FEES, EXPENSES
Client shall pay AA the professional fees and the related expenses in accordance with the Statement of Work.

SECTION 2. CLIENT RESPONSIBILITIES
As a prerequisite to AA's delivery of Services, Client shall (i) fulfill the Client Responsibilities and ensure that all Assumptions are accurate; (ii) provide AA with reliable, accurate and complete information, as required; (iii) make timely decisions and obtain required management approvals; and (iv) furnish AA personnel with a suitable office environment and adequate resources and supplies, as needed.

SECTION 3. CONFIDENTIALITY
With respect to information supplied in connection with this Agreement and designated by the disclosing party as confidential, the recipient agrees to:
(i) protect the confidential information in a reasonable and appropriate manner or in accordance with applicable professional standards; (ii) use confidential information only to perform its obligations under this Agreement, and (iii) reproduce confidential information only as required to perform its obligations under this Agreement. This section shall not apply to information which is (i) publicly known, (ii) already known to the recipient, (iii) disclosed to a third party without restriction; (iv) independently developed; or (v) disclosed pursuant to legal requirement or order. Subject to the foregoing, AA may disclose Client's confidential information to its subcontractors and affiliates.

SECTION 4. DELIVERABLES
Client may, solely for its internal business purposes, use, copy, distribute internally, and modify the deliverables described under AA Services and Responsibilities in the Statement of Work (the "Deliverables"). Client shall not, without AA's prior written consent, disclose to a third party, publicly quote or make reference to the Deliverables. AA shall retain all right, title and interest in and to: (i) the Deliverables, including but not limited to all patent, copyright, trademark and other intellectual property rights therein; and (ii) all methodologies, processes, techniques, ideas, concepts, trade secrets and know-how embodied in the Deliverables or that AA may develop or supply in connection with this Agreement (the "AA Knowledge"). Subject to the confidentiality restrictions contained in Section 3, AA may use the Deliverables and the AA Knowledge for any purpose.

SECTION 5. ACCEPTANCE
Client shall accept Deliverables which conform to the requirements of the Statement of Work, or, where applicable, the acceptance test plan was successfully completed. Client will promptly give AA notification of any non-conformance of the Deliverables with such requirements ("Non-conformance"), and AA shall have a reasonable period of time, based on the severity and complexity of the Non-conformance, to correct the Non-conformance. If Client uses the Deliverable before acceptance, fails to promptly notify AA of any Non-conformance, or unreasonably delays the beginning of acceptance testing, then the Deliverable shall be considered accepted by the Client.

SECTION 6. WARRANTY
(a) AA warrants that the Services shall be performed with reasonable care in a diligent and competent manner. AA's sole obligation shall be to correct any non-conformance with this warranty, provided that Client gives AA written notice within thirty (30) days after the Services are performed or successful completion of the acceptance test plan, if applicable.
(b) AA does not warrant and is not responsible for any third party products or services. Client's sole and exclusive rights and remedies with respect to any third party products or services, are against the third party vendor and not against AA.
(c) THIS SECTION 6 IS AA'S ONLY WARRANTY CONCERNING THE SERVICES AND ANY DELIVERABLE, AND IS MADE EXPRESSLY IN LIEU OF

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ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY
IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

SECTION 7. SCOPE OF SERVICES
(a) AA shall have no obligation to identify or correct the failure of any computer system (including embedded systems) to function as originally intended with respect to data, calculations and other processing relating to dates before, on or following January 1, 2000 ("Year 2000 Problem"), or to provide any type of Year 2000 advice or services. AA has no responsibility in connection with (i) any inaccuracy, delay or inability to perform the Services which results from any Year 2000 Problem, and (ii) Client's computer processing effected by any Year 2000 Problem, (b) AA shall have no obligation to provide any advice or services, identify any issues, or prepare any system with respect to the Euro ("Euro Issues"). In addition, AA has no responsibility for any inaccuracy, delay or inability to perform the Services which results from any Euro issue.

SECTION 8. RISK ALLOCATION
(a) AA's total liability relating to this Agreement shall in no event exceed the fees AA receives hereunder for the portion of the work giving rise to liability, or include any special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). (b) As AA is performing the Services solely for the benefit of Client, Client will indemnify AA, its affiliates and their partners, principals and personnel against all costs, fees, expense, damages and liabilities (including defense costs) associated with any third party claim, relating to or arising as a result of the Services, Client's use of the Deliverables, or this Agreement.
(c) AA will indemnify Client against any damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property incurred while AA is performing the Services and to the extent caused by the negligent or willful acts or omissions of AA's personnel or agents in performing the Services.
(d) The provisions of this Section 8 are intended to apply in all circumstances, regardless of the grounds or nature of any claim asserted (including contract, statute, any form of negligence, whether of client, AA, or others, tort, strict liability or otherwise) and whether or not AA was advised of the possibility of the damage or loss asserted, to the extent not contrary to applicable law.
(e) Any action against AA must be brought within eighteen (18) months after the cause of action arises.

SECTION 9. PERSONNEL
(a) While AA shall attempt to comply with Client's request for specific individuals, AA shall be responsible for assigning and re-assigning its personnel, as appropriate, to perform the Services.
(b) During the term of this Agreement, and for a period of six (6) months following the expiration or termination thereof, neither party will actively solicit the employment of the personnel of the other party involved directly with providing Services hereunder.

SECTION 10. TERMINATION
(a) This Agreement may be terminated at any time (i) by the Client upon thirty
(30) days written notice to AA; or (ii) by AA in the event of a professional conflict upon ten (10) days written notice to Client.
(b) This Agreement may be terminated by either party upon written notice in the event the other party fails to comply with the terms of this Agreement, and the failure continues for a period of thirty (30) days following receipt of written notice specifying the failure.
(c) Client shall pay AA for all Services rendered and expenses incurred as of the date of termination, and shall reimburse AA for all reasonable costs associated with any termination.
(d) Except for matters related to confidentiality or intellectual property rights, the parties shall first attempt to resolve any dispute or alleged breach internally by escalating it through management and, prior to pursuing litigation, use a mutually acceptable alternative dispute resolution process.

SECTION 11. GENERAL
(a) Neither party shall use the other party's name without the written consent of the named party.
(b) Neither party shall be liable for any delays or failures in performance due to circumstances beyond its reasonable control.
(c)This Agreement may not be assigned or otherwise transferred without the prior express written consent of the other party. AA may assign this Agreement to an affiliate of its international organization or use subcontractors to provide Services.
(d) Any notices given pursuant to this Agreement shall be in writing, delivered to the address set forth in the Statement of Work, and shall be considered given when received.
(e) No term of this Agreement shall be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.
(f) If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision shall be deemed stricken, and all other terms and provisions shall remain in full force and effect.
(g) This Agreement does not make either party an agent or legal representative of the other party, and does not create a partnership or joint venture. Both parties are independent contractors and principals for their own accounts.
(h) Section 3 through 11 of these Terms shall survive the expiration or termination of this Agreement.
(i) The laws of the State of Illinois shall govern this Agreement.

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                                   EXHIBIT A

Our fees for the scope of services described in this Statement of Work will be:

     Phase I - based upon actual time and materials at our standard rates, which are estimated to be in the range of * to * , plus out of pocket expenses. This fee range does not include the first Discovery Gallery which was addressed via a separate job arrangement letter provided by the EDIM group. A description of the work however, is included in this arrangement letter for continuity purposes.

     Phase II - based upon actual time and materials at our standard rates, which are estimated to be in the range of * to * plus out of pocket expenses. This fee range is wide due to the current low level of understanding of the business plan and will become clearer after the business plan is developed as well as the completion of the second Discovery Gallery to be held on December 3rd & 4th. This fee range does include the second Discovery Gallery which is in contrast to the first Discovery Gallery that was addressed via a separate job arrangement letter provided by the EDIM group.

This fee is based on Client fulfilling its responsibilities and the stated assumptions in this Statement of Work. We will bill you * at the beginning of the project then actual in semi-monthly periods.

Out-of-pocket expenses (including transportation, hotels, meals, etc.) will be billed at the actual amounts incurred. Invoices are due upon presentation. Should any invoice remain unpaid for more than 21 days, interest shall be paid at a rate of 1.5% per month (or other appropriate amount based on the applicable business environment). Any taxes arising out of this arrangement other than those on our net income shall be your responsibility.

     * Confidential Treatment Requested.



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